HUTTON HOLDINGS CORPORATION ANNOUNCES THE EXECUTION OF A LETTER
OF INTENT WITH BIOVISION, INC.

Salt Lake City, Utah (August 30, 2006). Hutton Holdings Corporation (OTCBB:HTTH) announced today the execution of a Letter of Intent with Biovision, Inc., a Delaware corporation ("Biovision"), upon which the Boards of Directors of HTTH and Biovision will adopt an Agreement and Plan of Merger (the "Plan of Merger" and "Merger," respectively), whereby HTTH will exchange shares of its $0.001 par value common voting stock for all of the issued and outstanding shares of Biovision, by the formation and merger of a wholly-owned subsidiary of HTTH with and into Biovision, with Biovision being the surviving corporation. Simultaneously, the shareholders of Biovision AG, the Swiss operating company, will be asked to exchange their shares for Common Stock of Biovision, which will become the parent of its operating company.

Biovision is an ophthalmic technologies company that focuses its activities in the vision correction marketplace, with emphasis on presbyopia. Presbyopia (Greek for "Old Eye") is a condition that manifests itself in middle age and in which the natural lens becomes less able to accommodate for near vision, making reading more difficult. Biovision's marketing strategy focuses on addressing this key vision correction segment with an easily implantable device, denoted as an intra-corneal micro-lens.

In September, 2002, Biovision received approval from the U.S. Food and Drug Administration (the "FDA") of its 510(k) submission to market the Visitome 20-10 microkeratome for LASIK surgery. As of April 25, 2006, it received European CE Mark approval to market its Visitome 20-10 microkeratome and its INVUE system for presbyopia throughout the European Union.

Biovision maintains strong intellectual protection through its patent portfolio, which has been assigned to it by its founder, Vladimir Feingold. This includes U.S. patents protecting its microkeratome system, and intra-corneal lens placement methods and apparatus, both key elements of its INVUE presbyopia system. International patents have been filed for its INVUE system and are currently under review, which should provide Biovision added protection from technological infringement in selected countries. Biovision is ISO 13485 registered and its Visitome 20-10 microkeratome system is approved for sale in the U.S., Canada, and Europe.

The closing of the definitive agreement is set for no later than October 15, 2006. Negotiations continue on a reverse split of the outstanding voting securities of HTTH prior to the closing of the Merger, with that reverse split
tentatively set at one for five.    Excluding shares issued to raise funds
required as a condition of the Meger, Biovision shareholders would own approximately 82% of the post-Merger outstanding shares of HTTH, as currently proposed.

This Press Release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors. The Company undertakes no obligation to release publicly any revision, which may be made to reflect events or circumstances after the date hereof.

Contact:  Douglas Goff, President
          210-479-6100